CHINA NETTV                                                   World Trade Center
HOLDINGS INC.                                                          Suite 536
                                                                999 Canada Place
                                                                 Vancouver, B.C.
                                                                 Canada, V6C 3E2
                                                              TEL:  604.641.1366
                                                              FAX:  604.641.1377

                             STOCK OPTION AGREEMENT

Option agreement made on December 21, 2005 between China NetTV Holdings Inc., a corporation organized and existing under the laws of Nevada, with its principal office located at World Trade Centre Suite 536, 999 Canada Place, Vancouver B.
C. V6C 3E2, here referred to as the Corporation, and Gongbo Li, a Consultant of the corporation or one or more of its subsidiaries, here referred to as the Optionee.

RECITALS

The Corporation desires, by affording the Optionee an opportunity to purchase its Common shares, as provided in this agreement, for services rendered in the past.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

     1.  GRANT OF OPTION

     The Corporation irrevocably grants to the Optionee the right and option (the Option), to purchase all or any part of an aggregate of ONE HUNDRED THOUSAND (100,000) common shares (this number being subject to adjustment as provided in Section Seven of this agreement) on the terms and conditions set for the in this agreement.

     2.  PURCHASE PRICE

     The purchase price of the common shares covered by the Option shall be U. S Dollars Twelve Cents (UD$0.12) per share.

     3.  TERM OF OPTION

     The Option may be exercised by the Optionee up until the expiry date of the options of December 21, 2008.

     4.  NONTRANSFERABILITY

     This Option shall not be transferable except to the Optionee's estate, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or his/her estate. More particularly (but without limiting the generality of the foregoing), the Option may be not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to these provisions, and the

CHINA NETTV                                                   World Trade Center
HOLDINGS INC.                                                          Suite 536
                                                                999 Canada Place
                                                                 Vancouver, B.C.
                                                                 Canada, V6C 3E2
                                                              TEL:  604.641.1366
                                                              FAX:  604.641.1377

     levy of any execution, attachment or similar process on the option, shall be null and void.

     5.  OPTIONEE

     Regardless of whether or not the Option shall be exercised, the Option represents recognition and regard of the Optionee's past contribution to the Corporation or one or more of its subsidiaries.

     6.  CHANGES IN CAPITAL STRUCTURE

     If all or any portion of the option shall e exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date of this agreement, as a result of which shares of any class shall be issued in respect of outstanding common shares, or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall received the aggregate number and class of shares which, if common shares (as authorized at the date of this agreement) had been purchased at the date of this agreement for the same aggregate price (on the basis of the price per share set for the in Section Two of this agreement) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share be issued on any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

     7.  METHOD OF EXERCISING OPTION

     Subject to the terms and conditions of this option agreement, this Option may be exercised by written notice to the Corporation, mailed or personally delivered to the Corporation at the following address: World Trade Centre Suite 536 - 999 Canada Place, Vancouver, BC V6C 3E2. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option.

     The notice shall either:

CHINA NETTV                                                   World Trade Center
HOLDINGS INC.                                                          Suite 536
                                                                999 Canada Place
                                                                 Vancouver, B.C.
                                                                 Canada, V6C 3E2
                                                              TEL:  604.641.1366
                                                              FAX:  604.641.1377

     (a) be accompanied by payment of the full purchase price of the shares, in which event the corporation shall deliver a certificate or certificates representing the shares as soon as practicable after the notice shall be received; or
     (b) fix a date (not less than five (5) nor more than ten (10)business days from the date such notice is to be received by the corporation) for the payment of the full purchase price of the shares against delivery of a certificate of certificates representing the shares. Payment of the purchase price shall, in either case, be made by cheque payable to the order or the Corporation. The certificate of certificates for the shares as to which the Option shall have been exercised shall be registered in the name of the Optionee and another person jointly, with right of survivorship, and shall be delivered as provided above to or on the written order of the person or persons exercising the Option. All shares that shall be purchased on the exercise of the option as provided in this agreement shall be fully paid and nonassessable. Any unexercised portion shall stay with the Optionee.

     8.  SUBSIDIARY

     As used in this agreement, the term "subsidiary" shall mean any present or future Corporation that would be a "subsidiary corporation" of the Corporation, as that term is defined in Section 424 of the Internal Revenue Code of 1986.

     9.  SIGNATURES

         For the Company:                            Attest:




         /s/ Anthony Garson                          /s/ Maurice Tsakok
         -------------------                         -------------------
         Anthony Garson,                             Maurice Tsakok,
         President & CEO                             Secretary & Treasurer


         For the Optionee



         /s/ Gongbo Li
         -------------------                         December 21, 2005
         Gongbo Li